Summit Therapeutics Provides Update on Ridinilazole

Menlo Park, California, July 14, 2022 - Summit Therapeutics Inc. (NASDAQ: SMMT) (“Summit,” “we,” or the “Company”) today provided an update with respect to the clinical development of ridinilazole, its lead Phase III product candidate for the treatment of patients with Clostridioides difficile infection (“C. diff. infection” or “CDI”).

This week, Summit and the US Food & Drug Administration (the “FDA”) held a Type C meeting during which Summit discussed certain data from the Ri-CoDIFy Phase III clinical trial with the agency. The FDA and Summit discussed a possible pathway in which to advance ridinilazole forward with the goal of achieving marketing authorization. This pathway would involve reasonable efforts that would likely involve at least one additional clinical trial. We plan to explore this possibility.

We also plan to share the results from our Ri-CoDIFy Phase III clinical trial through an oral abstract presentation at IDWeek 2022, a major medical conference scheduled to be held in Washington, DC in October. IDWeek is the joint annual meeting of the Infectious Diseases Society of America (IDSA), Society for Healthcare Epidemiology of America (SHEA), the HIV Medicine Association (HIVMA), the Pediatric Infectious Diseases Society (PIDS), and the Society of Infectious Diseases Pharmacists (SIDP).

About the Ri-CoDIFy Study
The Ri-CoDIFy Phase III trial, combining Ri-CoDIFy 1 (https://clinicaltrials.gov/ct2/show/NCT03595553) and Ri-CoDIFy 2 (https://clinicaltrials.gov/ct2/show/NCT03595566), is a multi-center, international, double-blinded active-controlled randomized clinical trial comparing ridinilazole, an investigative drug, against vancomycin that randomized 759 patients with C. diff. infection. Patients were randomized 1:1 to receive either ridinilazole or vancomycin. Ridinilazole was administered twice daily for ten days; vancomycin was administered four times daily for ten days. Patients receiving ridinilazole were provided with two placebo pills per day to maintain consistency of administration between the two arms. For inclusion within the study, each patient was required to have a positive C. difficile free toxin test and require antimicrobial treatment for CDI.

The Ri-CoDIFy Phase III study was funded in part with federal funds from the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number HHSO100201700014C.

Summit Therapeutics’ Mission Statement
To build a viable, long-lasting health care organization that assumes full responsibility for designing, developing, trial execution and enrollment, regulatory submission and approval, and successful commercialization of patient, physician, caregiver, and societal-friendly medicinal therapy intended to: improve quality of life, increase potential duration of life, and resolve serious medical healthcare needs. To identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner, and to engage commercialization and/or development partners when appropriate.

We accomplish this by building a team of world class professional scientists and business administrators that apply their experience and knowledge to this mission. Team Summit exists to pose, strategize, and execute a path forward in medicinal therapeutic health care that places Summit in a well-deserved, top market share, leadership position. Team Summit assumes full responsibility for stimulating continuous expansion of knowledge, ability, capability, and well-being for all involved stakeholders and highly-valued shareholders.

About Summit Therapeutics
Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Menlo Park, California, and we have additional offices in Oxford, UK, and Cambridge, UK.

For more information, please visit https://www.summittxinc.com and follow us on Twitter @summitplc.

Contact Summit Investor Relations:
Dave Gancarz
Head of Stakeholder Relations & Corporate Strategy
david.gancarz@summitplc.com

General Inquiries:
investors@summitplc.com

Summit Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the topline results of our Phase III Ri-CoDIFy study evaluating ridinilazole, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ridinilazole. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.
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